Exhibit 99.1

Sparton Corporation

Fiscal Year 2010 Financial Results

September  10th, 2010

Conference Call Script

{Slide 1 – Cover Page}

MIKE OSBORNE (Sr. VP – Business Development) SPEAKS

Thank you, operator. Good morning and thank you for participating in Sparton’s fiscal 2010 fourth quarter financial results conference call.

{Slide 2 – Safe Harbor Statement}

Before we begin the discussion, I will take a few minutes to read the forward-looking statement. Certain statements in this conference call constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. When used in this conference call, words such as “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions as they relate to the Company or its management constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include those contained under the heading of risk factors and in the management’s discussion and analysis contained from time-to-time in the Company’s filings with the Securities and Exchange Commission.

{Slide 3 – Today’s Call Agenda}

Today, Cary Wood, our President and CEO, and Greg Slome, our CFO, will report our fiscal year 2010 year-to-date financial results and 4th quarter segmented operating results, provide an update on the status of our liquidity and capital resources, review the Company’s mission, fiscal year 2011 key imperatives, growth initiatives, and, finally, summarize certain strategic implications of the Delphi Medical acquisition. At the end of the narrative, we will allow our investors and other interested parties to ask questions related to the Company’s financial performance and operations. In fairness to all participants, we will ask that one question be asked at a time with the call ending at approximately 12:00pm ET.

I would now like to turn the call over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Mike. Good morning and welcome to our fiscal 2010 year end conference call. Today, we will review our fiscal year 2010 results.

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{Slide 4 – FY2010 Consolidated Financial Results – Op Income/Net Income/EPS}

We are pleased to report a fiscal year 2010 operating income of $5.7 million and net income of $7.4 million, or $0.75 per share, versus an operating loss of $11.3 million and a net loss of $15.8 million or a $1.61 loss per share, for fiscal year 2009. As you know, we launched an aggressive and robust restructuring plan in the second half of fiscal 2009 that was intended to reshape the Company and return it to profitability. The implementation of these actions has led to four consecutive quarters in which the Company has posted pre-tax income, after reporting pre-tax losses for the previous 12 consecutive quarters. Additionally, our ability to accelerate the implementation of these actions has resulted in our ability to outperform our fiscal 2010 internal expectations.

{Slide 5 – FY2010 Consolidated Financial Results – Net Sales}

Our consolidated fiscal year 2010 revenue was $174.0 million, decreasing 22% or $47.9 million from the same period in the prior year. The overall drop in revenue was in line with our expectations and reflects the full disengagement from several significant customer contracts within our EMS business in the second half of fiscal 2009 and the first six months of fiscal 2010. This reduction was partially offset by increased sonobuoy sales to the U.S. Navy and other foreign nations within the DSS business.

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{Slide 6 – FY2010 Consolidated Financial Results – Gross Profit}

Despite the overall reduction in sales, our gross profit for fiscal year 2010 was $26.6 million compared to $15.9 million in fiscal 2009. The gross profit percentage improved from 7% a year ago to 15% in fiscal year 2010. The improvement in gross margin was mainly attributable to favorable product mix, improved pricing, the disengagement from certain unprofitable customers and the continued effects of successful sonobuoy drop tests. In addition, margin was also favorably impacted by the reduced overhead costs associated with the closing of three plants in the last 18 months, aggressive cost reduction efforts and the continued implementation of our lean and quality programs. Partially offsetting the increase was the impact of the significant drop in EMS volume combined with a drop in Medical gross margins experienced in the last two quarters as operational right sizing actions that were initiated to off-set the reduction in sales volume began to be realized in the fourth quarter.

{Slide 7 – FY2010 Consolidated Financial Results – Restructuring/Impairment/Income Tax}

While significantly reduced from the last fiscal year, we continued to incur $4.1 million of additional restructuring and impairment charges in the year relating to the restructuring actions which had been previously announced in fiscal 2009 and impairment charges on properties both sold and currently held for sale. We believe that these previously announced restructuring activities have now been completed. Partially offsetting the impact of the restructuring and impairment charges, a gain totaling $3.1 million was recorded in the fourth quarter relating to the consummation of a long-term lease on our Coors Road property in Albuquerque New Mexico. Interest expense in the fiscal year was $0.8 million compared to $1.6 million in fiscal year 2009. The drop primarily reflects the repayment of the Company’s outstanding bank debt in August 2009. Finally, fiscal year 2010 net income includes a net tax benefit of $1.9 million resulting from the release of approximately $2.3 million of the Company’s deferred tax asset valuation allowance due to recent tax regulation changes.

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Overall, we are pleased with the financial results and operational success achieved in fiscal year 2010 as we outperformed to our internal projections.

I would now like to turn over the next portion of today’s call to Greg so that he can update you on our individual segment results from the 4th quarter and year-to-date and our liquidity and capital resources.

GREG SLOME (CFO) SPEAKS

Thanks Cary.

{Slide 8 – Medical Operating Results}

For the Medical business, sales decreased $4.1 million, or 24%, in the three months ended June 30, 2010 as compared with the same quarter last year. While Medical sales remained fairly consistent from a year-over-year perspective, we continued to experience a softening in the second half of the year primarily due to decreased sales to three customers, each of whom experienced certain product related issues, including one customer whose production was placed on hold while the customer resolves a non-Sparton supplied component issue.

The gross profit percentage on Medical sales decreased from 15% to 13% for the three months ended June 30, 2010 and 2009, respectively. The gross profit percentage for the fiscal year increased from 12% in 2009 to 13% in 2010. The fluctuations in Medical margins in the fourth quarter and fiscal year reflect the impact of the respective period changes in sales volume and product mix between the two periods, as well as the impact of greater operating efficiencies from the consolidation of manufacturing operations, the Company’s continued implementation of lean practices, and the favorable impact of overhead right-sizing actions which were initiated in the third quarter of fiscal year 2009.

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{Slide 9 – EMS Operating Results}

For the EMS business, sales for the three months ended June 30, 2010 decreased $12.8 million or 51% as compared to the same quarter last year, and decreased $69.6 million or 55% in fiscal 2010 compared to fiscal year 2009. The fourth quarter decrease primarily reflects the Company’s disengagement with Honeywell during the three months ended December 31, 2009. The year over year decrease reflects the impact of the disengagements with two additional customers with whom the Company had completed the disengagements by June 30, 2009, as well as reduced sales to a continuing customer resulting from the loss of certain programs. Partially offsetting these reductions in fiscal 2010, we experienced increased sales of $4.4 million to our largest EMS customer.

The gross profit percentage on EMS sales was a loss of 2% in the three months ended June 30, 2010 compared to a loss of 9% for the same quarter last year. The quarter over quarter change in gross profit was mainly attributable to the reduced overhead costs associated with the plant closings and the consolidation of EMS operations and improved performance resulting from the continued implementation of lean practices. Partially offsetting the benefits of these actions was the impact of the significant drop in sales volume related to the customer disengagements and improved pricing on Honeywell sales in the fourth quarter of fiscal 2009. The gross profit percentage on a year-over-year basis showed an overall improvement from 1% in fiscal 2009 to 4% in fiscal 2010 which has been in-line with our belief that this business unit could be a 3-6% gross margin performer. The improvement is mainly attributable to the impact of the plant closings, disengagement from unprofitable customers and the performance improvement related to the lean practices.

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{Slide 10 – DSS Operating Results}

For the DSS business, sales for the fiscal 2010 fourth quarter were slightly down from the fourth quarter of fiscal year 2009, with a decrease of $1.5 million, or 8%, but overall sales for the fiscal year increased by $21.6 million or 51%. The quarter-over-quarter reduction resulted from a decrease in foreign sonobuoy sales, partially offset by an increase in U.S. Navy product volume and engineering sales. The year-over-year growth reflects higher U.S. Navy product volume due to an increase in the awarded annual Navy contracts in production during the respective periods. Additionally, engineering sales revenue and foreign sonobuoy sales also contributed to the year-over-year increase. As discussed in the past, foreign government sales can fluctuate on a period-to-period basis.

The gross profit percentage on DSS sales increased from 22% in the fiscal 2009 fourth quarter to 23% in the current fiscal year fourth quarter and up from 16% for fiscal year 2009 to 25% in fiscal year 2010. While the fourth quarter margins were relatively consistent between fiscal 2010 and 2009, the significant increase in the fiscal year-over-year margins reflects the impact of the significant increase in overall sales volume from the prior year, the continuing reduction of rework costs resulting from improvements in production efficiency and increased foreign sonobuoy sales which generated higher gross margins in fiscal 2010 due to an improved pricing structure. We believe that the Company’s continued implementation of lean principles has resulted in improvements in production performance which ultimately has increased the success rate of our U.S. Navy drop tests.

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{Slide 11 – Liquidity & Capital Resources}

I would now like to review our current debt and liquidity positions as of the end of the year. The only remaining debt outstanding at June 30, 2010 is the remaining balance on our Industrial Revenue Bonds with the State of Ohio of approximately $1.9 million. During the quarter ended June 30, 2010, the Company made final payments in relation to its notes payable and final contingent consideration obligations to the former owners of Astro/Sparton Medical of $1.1 and $1.5 million, respectively. Our debt to equity ratio as of June 30, 2010 was .03 to one.

As of June 30, 2010, the Company had no outstanding borrowings against available funds on its $20 million revolving credit facility provided in August 2009 by PNC Bank, National Association. The credit facility is subject to certain customary covenants all of which were met at June 30, 2010.

At June 30, 2010, the Company had $30.6 million of cash, a $5.7 million decrease from June 30, 2009. During the year ended June 30, 2010, the Company generated $19.9 million of cash from operating activities. Excluding changes in working capital, operating activities generated $10.2 million in cash in fiscal 2010, reflecting the Company’s operating performance during the year and $2.3 million of income taxes recovered from net operating loss carry backs. Working capital provided $9.6 million in cash during fiscal 2010 which was mainly attributable to reduced working capital requirements related to lower sales volume, the closing of facilities and the continued inventory management efforts, offset in part by funding of production on U.S. Navy

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sales in excess of advance billings received, continued funding of restructuring activities and a pension contribution made in the fiscal 2010 first quarter. Investing activities used $3.6 million in cash, mainly for the payment of the Astro acquisition contingent consideration, funding of the EPA trust and capital expenditures, and $0.5 million from the partial sale of the Company’s investment in Cybernet. This was offset by the $3.1 million in proceeds received from the long-term lease on the Coors Road property and the liquidation of the equipment and buildings at the idled facilities in Jackson, Michigan and London, Ontario, Canada. Financing activities utilized $21.9 million in cash in fiscal 2010, resulting from the repayment of all of the Company’s bank debt as well as the remaining term notes to the former owners of Astro.

As of June 30, 2010, the only remaining property which the Company has classified as held for sale is the Bluewater facility located in Albuquerque, New Mexico. Based on an appraisal performed in conjunction with the Company’s year-end audit, an impairment charge of $1.1 million was recorded in the fiscal 2010 fourth quarter to reduce the carrying value of the property to $3.9 million.

I would now like to turn the presentation back over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Greg.

I would like to briefly review our new mission statement, the fiscal year 2011 key imperatives, provide an update to our growth initiatives including the recent acquisition of Delphi Medical located in Frederick, Colorado, and end with a fiscal year 2011 outlook.

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{Slide 12 – Mission Statement}

During the development of the Company’s 5-year strategic growth plan in the past fiscal year, we created a new mission statement that is more reflective of who we are today, describes the markets that we serve, and the benefit it provides to the Company as we work towards achieving our overall vision.

Our mission statement provides that “Sparton is a supplier of complex and reliable electronic and electro-mechanical products, sub-assemblies and related services to the highly regulated Medical, Defense & Security, and Aerospace markets. We do this by leveraging design, prototyping, and manufacturing expertise to be the premier partner in our markets of interest.”

This may appear to be a fairly basic statement and it intentionally is. Based on the target business and market segments, the mission statement truly reflects and is a great reminder of everything Sparton is and is not.

{Slide 13 – FY2011 Key Imperatives}

The key imperatives developed last year contributed significantly to our successful financial and operational turnaround, as well as provided a renewed focus in the area of growth. After internal review and discussion, the fiscal year 2011 key imperatives will essentially remain the same, but will be enhanced by a number of new key initiatives that have been added for this fiscal year.

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{Slide 14 – Growth Initiatives}

In our last two quarterly conference calls, we discussed the many actions being taken to prepare the Company for profitable growth. As you may recall, in fiscal year 2009, business development activities were substantially reduced as the Company worked on diagnosing its operational and financial struggles.

In fiscal year 2010, while the turnaround was in process, we addressed specific items that would prepare the foundation for growth, including the development of pricing strategies, pursuing additional developmental engineering opportunities within DSS and Medical, obtaining additional manufacturing opportunities within EMS, introducing SpartonEXPRESS, and increasing business development resources within each operating unit – all of which have been implemented and are contributing to the offset of the EMS customer disengagements.

For fiscal year 2011 and beyond, we believe that a solid backlog of $112.7 million as of June 30, 2010, along with deliberate and targeted growth initiatives currently being implemented, will further enhance our growth trajectory. As an example, the business development organization is currently being retooled across the Company and, by the end of this calendar year, we intend to double the number of “feet on the street” who will be focused on new strategic business targets.

We are also pursuing strategic partnerships where they make sense. As an example, with DSS’s expertise in the engineering and manufacturing of complex electro-mechanical systems, such as sonobuoys, digital compasses, and acoustic hydrophones, it has allowed us to team with National Information and Communications Technology Australia (NICTA), a premier developer of intellectual property (IP) for several advanced security solutions. We believe we can accelerate the growth of this business by partnering with NICTA on key emerging technologies to offer advanced security systems to the global marketplace by providing timely solutions for homeland defense, as well as military, police and civilian customers – all of which will give us a strategic path for growth.

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Where there have been no active marketing programs at any level for many years within the Company, in the near term, a new marketing initiative will center around identifying our brand and brand position, developing new selling collateral materials, enhancing our trade show image and presence, and modernizing Sparton’s website architecture and technology – all done with a level of professionalism that will fully support and improve the selling effort.

We are also excited about the possibilities of unbundling the technology we’ve previously developed that resides in the sonobuoys to create our own proprietary commercial product lines. To help facilitate this portion of our growth strategy, we are planning to make a considerable investment this year for internal research & development activities.

Lastly, we will continue to be opportunistic with our inorganic growth plans and the Delphi Medical acquisition is a great example of that. While the immediate focus and effort in the M&A arena is on the successful integration of Sparton’s new facility in Colorado, we will continue to pursue potential targets that are in-line with our strategic direction.

Overall, the 5-year strategic growth plan has provided us good in-roads and progress that we believe will provide for year-over-year increases in revenue and profit that will ultimately enable us to increase shareholder value.

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{Slide 15 – Delphi Medical Acquisition}

Since our last call, we announced on August 6th the successful completion of the purchase of Delphi Medical’s contract manufacturing business. The purchase price for the assets of the business is $8.0 million, including a $2.0 million holdback, and was based on an inventory level of $10 million. An inventory valuation is currently in process, and based on the determination of the final inventory value, a post closing adjustment to the purchase price will result if the final inventory value is above or below the $10 million threshold. If below, the purchase price reduces dollar for dollar and, if above, any additional inventory above $10 million will be purchased at $0.50 on the dollar. The purchase agreement provides further protection related to potential obsolete and excess inventory concerns by allowing for the potential recovery from Delphi of an amount up to $2.0 million for certain excess and obsolete inventory remaining on-hand at the end of the 18 month period from closing. Based on the terms of the acquisition agreement, it is not expected to result in the recognition of any goodwill.

Aside from acquiring the business below the asset value, there are also a number of other strategic implications that make this deal attractive to us.

We believe that this transaction will provide Sparton with anticipated annual revenue of approximately $32 million with a completely new customer base in the high growth Therapeutic Device market space and provides a western geographic footprint to service West Coast customers. In-line with our overall growth initiatives previously discussed, we have been able to quickly increase our selling efforts through the addition of a direct selling team and five manufacturing representative agreements. Based on our due diligence efforts and through a 100 day integration plan currently in progress, a number of manufacturing processes and cross-selling synergies with the other business units have been indentified and are being pursued.

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Overall, we believe that we have consummated this strategic transaction at a reasonable price which will enable us to profitably grow and increase shareholder value.

{Slide 16 – Fiscal Year 2011 Outlook}

As we look to fiscal year 2011, much of our focus will be on those items we have already discussed on this call, so I will quickly summarize them.

First and foremost, we will continue to focus on sustaining our profitability now that the previously announced restructuring actions and costs have been completed.

We will continue to implement our 5-year strategic growth plan. As a reminder, virtually all of our business development activities were halted in fiscal year 2009 as we diagnosed the financial and operational issues within the Company. Due to the financial concerns, many customers would not allow us to bid on new opportunities, but now that we have returned to profitability, we are beginning to see new business come our way. However, the incubation period for these prospects can be anywhere from 3 months to 2 years – depending on the project and related market. We have a moderate pipeline of organic opportunities that we are diligently working towards increasing, as the efforts within our business development organization coupled with new go-to-market strategies begin to take hold – but, the impact in this fiscal year could be modest. The final key action laid out in the strategic growth plan for this fiscal year is our investment in new product development in DSS which will further enhance our ability to organically grow in the future.

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Lastly, we will continue to look at complementary and compatible acquisition targets and, in the near term, the team will be completing the integration of Delphi Medical with accretive earnings anticipated no later than our fiscal year third quarter.

{Slide 17 – Welcome to a New Era}

In conclusion, we are pleased with last year’s operational and financial results as they exceeded our internal projections. With substantially all of the restructuring and turnaround actions complete, the Company’s focus has shifted to profitable growth. As we’ve outlined today, we have begun the implementation of a number of key initiatives that will drive our organic and inorganic growth objectives.

I remain optimistic and confident that the actions we have taken position us to achieve our goal of sustained and improved profitability well into the future.

Many great things are happening . . . the new era continues and we thank you for your support.

MIKE OSBORNE SPEAKS

Thank you, Cary and Greg. We will now open it up for questions. Operator, the first question please.

After questions: I would like to thank all the participants in today’s call. We apologize that we may not have been able to get to everybody’s questions. Again, today’s call, including the question and answer period, has been recorded and will be posted to our website under “Investor Relations” later today. Thank you.

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